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Exhibit 99.2

Contact:
Frank Ryan (508) 967-7038
Ed Pignone (508) 967-4912

                                  WANG RETIRES
                     11 PERCENT EXCHANGEABLE PREFERRED STOCK

Billerica, Mass. (February 29, 1996) -- Wang (NASDAQ:WANG) announced today that it has completed the repurchase and retirement of all of the outstanding shares of its 11 Percent Exchangeable Preferred Stock, at face value, for approximately $73 million in cash.

        The retirement of the Exchangeable Preferred Stock will result in a one-time charge of $8.8 million in the current quarter, reflecting the difference between the repurchase value and the carrying value of the securities. This will not affect net income, but will reduce the amount of net income applicable to common stockholders and earnings per share.

        Wang is a recognized world leader in workflow, integrated imaging, document management, and network storage management software for client/server open systems and a major worldwide provider of integration and support services for office software and networks.

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